Exhibit 99.5

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

BANK OF FLORIDA CORPORATION

Up to 38,873,694 Shares of Common Stock To Be Issued Upon the Exercise of Subscription Rights

March       , 2010

To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the “Rights Offering”) by Bank of Florida Corporation (the “Corporation”) of shares of its common stock (the “Common Stock”), which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed to all holders of record (the “Recordholders”) of the Common Stock as of 5:00 p.m., Eastern Time, on March 8, 2010 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the prospectus which is enclosed with this letter (the “Prospectus”).

In the Rights Offering, we are offering up to an aggregate of 38,873,694 shares of the Common Stock to be issued upon the exercise of the Subscription Rights, subject to our right, exercisable in our sole discretion, to issue up to 44,600,000 additional shares to accommodate oversubscription requests that we may receive under the terms of the Rights Offering and/or to facilitate sales of shares to new investors in the supplemental offering that we are undertaking concurrently with the Rights Offering, all of which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., Eastern Time, on April 16, 2010, unless we elect in our sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”).

As described in the Prospectus, each Recordholder will receive three Subscription Rights for each whole share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right will allow the holder thereof to subscribe to purchase one share of Common Stock (the “Basic Subscription Right”) at a subscription price of $                 per share.

In addition, if the holder of Subscription Rights exercises the holder’s Basic Subscription Right in full, then the holder will be eligible to subscribe to purchase additional shares of Common Stock, subject to the conditions and limitations described further in the Prospectus (the “Oversubscription Opportunity”). The Corporation offers no assurances that any subscription requests that any holder of Subscription Rights may submit pursuant to the Oversubscription Opportunity will be fulfilled in whole or in part.

Each holder of Subscription Rights will be required to submit payment in full for all of the shares of Common Stock that the holder wishes to buy under the holder’s Basic Subscription Right and pursuant to the Oversubscription Opportunity to Pacific Coast Bankers’ Bank, acting as our escrow agent, by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Any excess subscription payments will be returned, without interest, to the holder by the escrow agent as soon as practicable following the completion of the Rights Offering.

The Subscription Rights are evidenced by rights certificates (each, a “Rights Certificate”) registered in the Recordholder’s name. Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the Recordholder to any other party.

We are asking persons who hold shares of the Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of the Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

If you exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights you will be required to certify to the Corporation, with respect to each beneficial owner of Subscription Rights on whose behalf you are acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for pursuant to the Basic Subscription Right and, in connection with any subscription request pursuant to the Oversubscription Opportunity, the number of shares of Common Stock subscribed for pursuant to the Oversubscription Opportunity.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Escrow Agent and Regan & Associates, Inc. (the “Information Agent”), incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights.

Enclosed are copies of the following documents:

•	Prospectus;
•	Rights Certificate;
•	Instructions For Use of Bank of Florida Corporation Rights Certificates;
•	Notice of Guaranteed Delivery for Rights Certificates;
•

A form of letter that you may send to your clients for whose accounts you hold shares of the Common Stock registered in your name or the name of your nominee (including an accompanying Beneficial Owner Election Form);

•	Nominee Holder Certification; and
•	A return envelope addressed to the Escrow Agent.

Additional copies of the enclosed materials may be obtained from the Information Agent at 1-800-737-3426 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,

Michael T. Putziger	Michael L. McMullan
Chairman of the Board	Chief Executive Officer

NOTHING CONTAINED IN THE PROSPECTUS OR IN ANY OF THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF BANK OF FLORIDA CORPORATION, THE ESCROW AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.